Exhibit 99.1

EVI Industries, Inc.

4500 Biscayne Boulevard, Suite 340

Miami, Florida 33137

Henry M. Nahmad, Chairman and CEO – (305) 402-9300

Sloan Bohlen, Investor Relations – info@evi-ind.com

EVI Industries Sets Multiple Records in Third Quarter Operating Results; Backlog is Over $150 Million

Miami, FL – May 10, 2022 – EVI Industries, Inc. (NYSE American: EVI) announced today its results for the three and nine months ended March 31, 2022, as well as updates related to its long-term buy-and-build growth strategy that occurred following the completion of the third fiscal quarter.

Highlights to EVI’s Financial Results

Three-Month Results (compared to the three months ended March 31, 2021)

▪	Revenue decreased 4% to $60 million
▪	Gross profit increased 8% to a record $17 million
▪	Gross margin increased 320 basis points to a record 28.4%
▪	Net income decreased from $0.63 million to $0.04 million
▪	Adjusted EBITDA decreased 18% from $2.6 million to $2.1 million, or approximately 3.6%

Nine-Month Results (compared to the nine months ended March 31, 2021)

▪	Revenue increased 4% to a record $184 million
▪	Gross profit increased 18% to a record $52 million
▪	Gross margin increased 340 basis points to a record 27.9%
▪	Net income increased 61% from $1.6 million to $2.6 million
▪	Adjusted EBITDA increased 30% from $7.4 million to a record $9.6 million, or approximately 5.2%

Henry M. Nahmad, EVI’s Chairman and CEO commented: “Like other companies in our industry, and almost all industries, during the third fiscal quarter, we continued to deal with and navigate through certain adverse economic conditions, including continued supply chain constraints, unpredictable lead times, inflation, and labor shortages. Notwithstanding the challenges and their impact on our results, we were able to successfully complete multiple acquisitions since the start of calendar year 2022, we have over 20% growth in our backlog of confirmed customer sales contracts, we achieved record gross profits and gross margins, we continued to deploy our advanced operating technologies, and we recently extended our favorable credit facility for five years.”

Multiple Acquisitions Drive Continued Expansion

The Company continued to deploy capital in connection with several acquisitions during and following the completion of the third fiscal quarter, which evidences management’s confidence in the commercial laundry industry and the Company’s long-term growth objectives. The Company completed the acquisition of Consolidated Laundry Equipment during February 2022. In addition, following the completion of the third fiscal quarter, the Company entered into an agreement to acquire Lakewood, Colorado based Clean Designs and Clean Route, and completed the acquisition of Pearl, Mississippi based Laundry South and the acquisition of Spynr, a highly specialized full-service marketing agency with vast experience and connections in the commercial laundry industry from which the Company believes it will be able to provide critical digital marketing services to existing and prospective laundry business customers.

Mr. Nahmad commented: “We believe that our acquisition of Clean Designs, if consummated, will strengthen our leading market share position in Colorado and the surrounding area. With our acquisition of Laundry South, we expand our sales and service operations into the state of Mississippi and increase our presence and market share in eastern Louisiana. These acquisitions, along with the acquisition of Consolidated Laundry Equipment during February 2022, are consistent with four primary objectives of our growth strategy: (1) to build the industry’s foremost group of sales professionals, (2) to amass the most knowledgeable and well-trained network of commercial laundry technicians, (3) to add product representations and service capabilities to better serve our growing customer base, and (4) to continue building a modern and technologically advanced operation, including well-located distribution facilities from which we may best support our sales and service operations. ”

Strong and Flexible Balance Sheet

As the Company has previously stated, the health and strength of its balance sheet is critical to long-term success. The Company’s balance sheet continues to be strong and afford management the necessary flexibility to act when needed in connection with attractive investment opportunities. At March 31, 2022, EVI had net debt of $18.3 million, which represents a $12.5 million increase in net debt as compared to the end of fiscal 2021. The change in net debt is primarily due to changes in working capital and cash used in connection with the acquisition of Consolidated Laundry Equipment. With respect to working capital, accounts receivable increased over $4.0 million and inventory increased nearly $16 million as compared to June 30, 2021, of which approximately $2 million was acquired in connection with acquisitions. These increases were offset in part by a nearly $11 million increase in customer deposits.

Mr. Nahmad commented: “The increase in inventory is due to increased purchases in light of constrained product availability and lengthened lead times, as well as inventory held by us pending delivery and installation due in large part to third-party labor shortages slowing what has historically been a fluid and speedy delivery and installation process across our industry. While it is difficult to ascertain how long these adverse conditions will persist, it is important to know that the majority of the roughly $6.0 million buildup of inventory in successive quarters attributed to continuing operations is associated with confirmed customer sales contracts.”

In addition, on May 6, 2022, we were successful in extending our up to $140 million credit facility for an additional five years.

Record Backlog of Confirmed Customer Sales Contracts

During the third fiscal quarter, the Company’s backlog increased by over 20% reaching nearly $150 million. As of today, the Company’s backlog is even greater after accounting for the backlog acquired in connection with acquisitions completed following the end of the third fiscal quarter and new customer sales contracts.

Mr. Nahmad commented: “We believe that the size and increase in our backlog reflects the capabilities of our growing and talented sales organization combined with our representation of loyal suppliers that deliver efficient, effective, and well supported products. For these reasons and others, we are confident that we have a significant advantage in capturing a greater portion of future demand for the commercial laundry products and services we provide across the industrial, OPL, vended, and multifamily segments in the geographies we cover.”

Revenue and Customer Activity

Revenue performance during the third fiscal quarter reflects the adverse impact of supply chain disruptions OEMs continue to experience, which results in constrained product availability and lengthened lead times. The unpredictable timing of product deliveries combined with labor shortages has caused installation and service delays. Accordingly, revenue for the third fiscal quarter was $60 million or 4.0% less as compared to the same period of the prior fiscal year, and revenue was flat in successive quarters. Meanwhile, revenue for the nine-month period ended March 31, 2022 increased 4.0% as compared to the same period of the prior fiscal year.

Mr. Nahmad commented: “Despite these challenges and our revenue performance during the third fiscal quarter, we are encouraged by the fact that industrial laundry customers have returned to market, that travel and hospitality occupancy rates are increasing, and that the healthcare industry remains strong. These are just a few of the factors that are driving demand for the OPL products and services we provide. Additionally, vended laundry owners continue to execute on new store opportunities and equipment replacement and repair, and revenue derived from multi-family customers remains consistent with contractual obligations. All of these trends have contributed to the growth of our backlog of confirmed customer sales contracts, which we expect to recognize in future quarters.”

Record Gross Profit and Gross Margins

Although revenue was adversely impacted, the Company set records for both gross profit and gross margin for the third fiscal quarter and the nine-month period ended March 31, 2022. Like other industries, manufacturers of commercial laundry products have experienced inflationary pressures and continue to raise prices. Accordingly, the Company raised selling prices and took certain other measures to improve gross margins. For the third fiscal quarter, gross margins increased over 300 basis points to a record 28.4% as compared to the same period of the prior fiscal year. Gross margins for the nine-month period ended March 31, 2022 increased over 300 basis points from 24.5% during the same period of the prior fiscal year to a record 27.9%. The increase in gross margin resulted in an 8.0% increase in gross profit for a record $17.1 million during the third fiscal quarter and an 18% increase in gross profit for a record $51.5 million during the nine-month period ended March 31, 2022, each as compared to the same period of the prior fiscal year.

Mr. Nahmad commented: “We believe that our continued gross margin improvement reflects the benefits we derive from our efforts to improve and expand upon the comprehensive commercial laundry solutions we sell, install, and service for our customers. In connection with these capabilities, it is important to highlight that in the third fiscal quarter, ten of the fifteen business units included in EVI’s operating results had gross margins equal to or greater than 28%. Given we are still early in the growth of our Company, we are encouraged by this performance and are striving to continuously improve gross margin performance at all of our business units.”

Looking Forward

Mr. Nahmad commented: “Our long-term confidence is based on our achievements during and following the completion of the third fiscal quarter, including that we acquired three additional businesses and have a definitive agreement to acquire a fourth additional business, we have a backlog worth nearly $150 million, we set records for gross profit and gross margin, we sustained a healthy balance sheet, we secured ample and well-priced liquidity for an additional five years, we continued to further modernize our business, and we attracted and retained talented professionals to support our growth and profitability objectives. As our approach and results have earned us a positive reputation in and around our industry, including among owners of quality businesses which we may seek to add to our growing EVI family and among talented professionals who we may seek to hire, we remain highly confident in the long-term growth and profitability prospects of our Company.”

Earnings Conference Call

The Company provided a pre-recorded earnings conference call, including a business update, which can be accessed in the “Investors” section of the Company’s website at www.evi-ind.com or by visiting https://ir.evi-ind.com/message-from-the-ceo.

For additional information regarding the Company’s results for the quarter ended March 31, 2022, see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of Adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of share-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of share-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation. EVI considers Adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. In addition, EVI’s definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services. Through its vast sales organization, the Company provides its customers with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases its customers commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases made by customers range from parts and accessories to single or multiple units of equipment, to large complex systems as well as installation, maintenance, and repair services.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company and its business units, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; industry conditions and trends; risks relating to supply chain disruptions, inflationary trends and labor shortages, and the length and severity of these adverse conditions, including that they may not subside when expected, the Company’s actions taken in response thereto may not be successful and the expenses associated therewith may be greater and/or endure longer than expected, and the risks that Company may not be able to increase the prices it charges to its customers to offset the increased prices charged by manufacturers and that any price increase may have an adverse impact on the market for the Company’s products and services; the risk that orders in the Company’s backlog may not be fulfilled as or when expected, including potential delays resulting from delays in installation or in receiving required supplies; demand for the Company’s products and services may not remain strong or meet the Company’s expectations; risks relating to the Company’s ability to build its business, increase market share or otherwise meet its goals; the risk that measures to improve gross margins may not be successful; risks related to the Company’s consolidation and modernization initiatives, including that they may not continue to deliver improved operating performance; the risks that the Company’s investments in advanced technologies may not result in the benefits anticipated; risks relating to the COVID-19 pandemic and its pandemic on the business, financial condition, liquidity and results of the Company and suppliers to and customers of the Company, risks related to vaccine mandates, including the potential loss of employees, fines for non-compliance, and loss of, or inability to procure, certain contracts, including those with the federal government, and risks related to potential audits of the loans received by the Company and certain of its subsidiaries under the Payroll Protection Program established under the CARES Act notwithstanding the forgiveness of the loans during the fourth quarter of fiscal 2021; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s ”buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic opportunities, integration risks, risks related to the Company’s ability to finance acquisitions and indebtedness incurred by the Company in connection with the financing of acquisitions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or the financing thereof, risks related to the business, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions may not be met, risks related to the accounting for acquisitions, and the risk that the contemplated acquisition of Clean Designs and Clean Route may not be consummated when expected or at all; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for, and the Company’s ability to retain or hire, qualified employees; risks relating to the Company’s ability to enter into and compete effectively in new industries, as well as risks and trends related to those industries and the costs and timing of the Company’s efforts with respect thereto; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; changes in, or the failure to comply with, government regulation, including environmental regulations; litigation risks, including the costs of defending litigation and the impact of any adverse ruling; the availability and cost of inventory purchased by the Company; the relative value of the United States dollar to currencies in the countries in which the Company’s customers, suppliers and competitors are located; risks relating to the recognition of revenue, including the amount and timing thereof; risks related to the adoption of new accounting standards and the impact it may have on the Company’s financial statements and results; and other economic, competitive, governmental, technological and other risks and factors discussed elsewhere in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

	Unaudited	Unaudited	Unaudited	Unaudited
	9-Months Ended	9-Months Ended	3-Months Ended	3-Months Ended
	03/31/22	03/31/21	03/31/22	03/31/21

Revenues	$184,485	$177,456	$60,042	$62,413
Cost of Sales	132,977	133,989	42,980	46,659
Gross Profit	51,508	43,467	17,062	15,754
SG&A	47,680	41,330	16,874	15,025
Operating Income	3,828	2,137	188	729
Interest and Other (Expense) Income, net	(390)	(122)	(125)	197
Income before Income Taxes	3,438	2,015	63	926
Provision for Income Taxes	851	411	23	301
Net Income	$2,587	$1,604	$40	$625

Net Income per Share
Basic	$0.19	$0.12	$0.00	$0.05
Diluted	$0.18	$0.12	$0.00	$0.04

Weighted Average Shares Outstanding
Basic	12,321	12,101	12,402	12,252
Diluted	12,696	12,545	12,663	12,785

EVI Industries, Inc.
Condensed Consolidated Balance Sheets (in thousands, except per share data)
	Unaudited
	03/31/22	06/30/21
Assets
Current assets
Cash	$5,604	$6,057
Accounts receivable, net	33,124	28,904
Inventories, net	40,781	25,129
Vendor deposits	2,022	367
Contract assets	357	347
Other current assets	6,953	4,419
Total current assets	88,841	65,223
Equipment and improvements, net	12,140	10,594
Operating lease assets	7,466	7,060
Intangible assets, net	23,943	23,677
Goodwill	65,861	63,881
Other assets	6,930	7,415
Total assets	$205,181	$177,850

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$26,346	$26,227
Accrued employee expenses	6,420	7,528
Customer deposits	21,114	10,344
Contract liabilities	20	3,232
Current portion of operating lease liabilities	2,458	2,131
Total current liabilities	56,358	49,462
Deferred tax liabilities, net	4,157	4,208
Long-term operating lease liabilities	5,784	5,567
Long-term debt, net	23,914	11,873
Total liabilities	90,213	71,110

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	315	310
Additional paid-in capital	96,342	90,501
Retained earnings	21,381	18,794
Treasury stock	(3,070)	(2,865)
Total shareholders' equity	114,968	106,740
Total liabilities and shareholders' equity	$205,181	$177,850

EVI Industries, Inc.
Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	For the nine months ended
	03/31/22	03/31/21
Operating activities:
Net income	$2,587	$1,604
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	3,795	3,388
Amortization of debt discount	41	41
Provision for bad debt expense	231	252
Non-cash lease expense	138	47
Stock compensation	1,947	1,834
Inventory reserve	(274)	(178)
(Benefit) provision for deferred income taxes	(51)	953
Other	(24)	(277)
(Increase) decrease in operating assets:
Accounts receivable	(3,129)	2,799
Inventories	(13,476)	(674)
Vendor deposits	(1,485)	(1,459)
Contract assets	(10)	(8,873)
Other assets	(1,214)	(2,153)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(829)	3,323
Accrued employee expenses	(1,170)	684
Customer deposits	10,081	2,062
Contract liabilities	(3,212)	2,117
Net cash (used) provided by operating activities	(6,054)	5,490

Investing activities:
Capital expenditures	(3,066)	(1,934)
Cash paid for acquisitions, net of cash acquired	(3,187)	(4,818)
Net cash used by investing activities	(6,253)	(6,752)

Financing activities:
Proceeds from long-term debt	46,000	37,500
Debt repayments	(34,000)	(42,500)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(205)	(629)
Issuances of common stock under employee stock purchase plan	59	21
Net cash provided (used) by financing activities	11,854	(5,608)
Net decrease in cash and cash equivalents	(453)	(6,870)
Cash and cash equivalents at beginning of period	6,057	9,789
Cash and cash equivalents at end of period	$5,604	$2,919

EVI Industries, Inc.
Condensed Consolidated Statements of Cash Flows (in thousands)
	For the nine months ended
	03/31/22	03/31/21
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$320	$388
Cash paid during the period for income taxes	$261	$526

Supplemental disclosures of non-cash financing activities:
Common stock issued for acquisitions	$3,840	$8,877
Forgiveness of PPP Loan	$—	$916

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.
Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation (in thousands)

	Unaudited	Unaudited	Unaudited	Unaudited
	9-Months Ended	9-Months Ended	3-Months Ended	3-Months Ended
	03/31/22	03/31/21	03/31/22	03/31/21

Net Income	$2,587	$1,604	$40	$625
Provision for Income Taxes	851	411	23	301
Interest and Other Expense (Income)	390	122	125	(197)
Depreciation and Amortization	3,795	3,388	1,319	1,231
Amortization of Share-based Compensation	1,947	1,834	627	640
Adjusted EBITDA	$9,570	$7,359	$2,134	$2,600